EXHIBIT 23 .1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-55060, 333-67356, 333-88411, 333-122660, 333-122661, 333-137878, 333-137879, 333-146107, 333-151804, 333-155978, 333-162876 and 333-199166 on Form S-8 of our reports dated June 14, 2016, relating to the financial statements of Electro Scientific Industries, Inc., and the effectiveness of Electro Scientific Industries, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Electro Scientific Industries, Inc. for the year ended April 2, 2016.

/s/ Deloitte & Touche LLP

Portland, Oregon
June 14, 2016